Exhibit 99.1

Innovative Solutions & Support, Inc. Announces First Quarter Fiscal 2021 Financial Results

Exton, PA. – February 10, 2021– Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the first quarter of fiscal 2021, ended December 31, 2020.

For the first quarter of fiscal 2021, the Company reported net sales of $4.9 million, up from net sales of $4.5 million in the first quarter a year ago. The Company reported operating income of $232,000 and net income of $240,000, or $0.01 per share, in the first quarter of fiscal 2021, compared to operating income of $232,000 buoyed by interest income to a net income of $328,000, or $0.02 per share, in the first quarter of fiscal 2020.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “The results for the first quarter of fiscal 2021 reflect revenue growth, and positive cash flow compared to the year ago quarter. I am very pleased with the continued success we are experiencing growing our portfolio of production contracts for both retrofit and new production aircraft in spite of the Pandemic’s impact on our anticipated exponential market demand. However, continued demand is providing a solid base of recurring revenue on which to build. We are also experiencing healthy demand for our Boeing 757 and 767 Flat Panel Upgrade system and Eclipse software upgrade. Innovative Solutions and Support remains focused on creating value for our shareholders through the continued development of the industry’s leading price-for-performance technology in the Commercial Air Transport, Military and General Aviation markets.”

“We’ve achieved these results while remaining committed to implementing precautions against COVID-19 that seek to ensure the safety of our employees, suppliers and customers. Reflecting our continued confidence, in December we declared a special, $0.50 per share dividend to provide tangible returns to our shareholders. Together with the $0.65 dividend declared in September, over the last six months of calendar 2020 we returned nearly $20 million of cash to our shareholders. Even after these distributions, we remain in excellent financial condition with significant liquidity and no debt.”

At December 31, 2020, the Company had $5.6 million of cash on hand. Net cash flows from operating activities were $1.7 million in the quarter.

New orders in the first quarter of fiscal 2021 were $5.4 million, and backlog as of December 31, 2020, was $4.2 million. Backlog excludes potential future sole-source production orders from the Pilatus PC-24, the KC-46A and the Textron King Air 360 and King Air 260 ThrustSense® Autothrottle programs, all of which the Company expects to remain in production for a decade. The Company expects that these contracts will add to production sales already in backlog.

Conference Call

The Company will be hosting a conference call on Thursday, February 11, 2021, at 10:00 a.m. ET to discuss these results, its business outlook and product development. Please use the following dial in number to register your name and company affiliation for the conference call: 844-739-3798. No conference ID is required. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Autothrottle Systems and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	December 31,	September 30,
	2020	2020
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,608,255	$12,603,967
Restricted cash	-	$11,180,900
Accounts receivable	2,544,529	4,369,111
Inventories	4,180,743	4,291,335
Prepaid expenses and other current assets	850,861	675,109
Total current assets	13,184,388	33,120,422

Property and equipment, net	8,155,667	8,175,872
Other assets	208,093	249,543

Total assets	$21,548,148	$41,545,837

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$727,593	$790,892
Dividends payable	-	$11,180,900
Accrued expenses	1,121,818	1,361,960
Contract liability	121,473	313,365
Total current liabilities	1,970,884	13,647,117

Non-current deferred income taxes	129,689	129,689
Total liabilities	2,100,573	13,776,806

Commitments and contingencies

Shareholders' equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at December 31, 2019 and September 30, 2019	$-	$-

Common stock, $.001 par value: 75,000,000 shares authorized, 19,310,835 issued at December 31, 2020 and September 30, 2020	19,311	19,311

Additional paid-in capital	51,504,378	51,458,787
(Accumulated deficit)	(10,707,577)	(2,340,530)
Treasury stock, at cost, 2,096,451 shares at December 31, 2020 and September 30, 2020	(21,368,537)	(21,368,537)

Total shareholders' equity	19,447,575	27,769,031
Total liabilities and shareholders' equity	$21,548,148	$41,545,837

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended
	December 31,
	2020	2019
Net sales	$4,869,652	$4,511,428

Cost of sales	2,303,829	1,909,781
Gross profit	2,565,823	2,601,647

Operating expenses:
Research and development	600,298	666,615
Selling, general and administrative	1,733,154	1,703,274
Total operating expenses	2,333,452	2,369,889

Operating income	232,371	231,758

Interest income	879	78,870
Other income	16,392	17,280
Income before income taxes	249,642	327,908

Income tax expense	9,497	-

Net income	$240,145	$327,908

Net income per common share:
Basic	$0.01	$0.02
Diluted	$0.01	$0.02

Weighted average shares outstanding:
Basic	17,214,384	16,909,036
Diluted	17,216,287	17,081,578